UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2016

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35214	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

(Address of principal executive offices, including zip code)

(855) 294-3800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On February 28, 2016, API Technologies Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RF1 Holding Company (“Parent”) and RF Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement. Parent and Merger Sub are affiliates of private equity firm J.F. Lehman & Company (“JFL”).

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than as described in the Merger Agreement) will be cancelled and extinguished and automatically converted into the right to receive $2.00 cash, without interest thereon (the “Per Share Price”). Company Restricted Stock Units and Company Options will be cancelled and converted into the right to receive the Per Share Price, less, with respect to Company Options, the exercise price per share underlying such Company Options, if any.

Consummation of the Merger is subject to certain conditions, including, without limitation, (1) the receipt of the necessary approval of the Merger from the Company’s stockholders, which was obtained by written consent on February 29, 2016; (2) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger; and (3) the expiration or termination of any waiting periods applicable to the consummation of the Merger under applicable antitrust and competition laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the consummation of the Merger. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the necessary stockholder approval, such solicitation restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the Company’s Board of Directors (the “Board”) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative acquisition proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and the failure to explore the alternative acquisition proposal would be inconsistent with the directors’ fiduciary duties pursuant to applicable law. On February 29, 2016, the necessary stockholder approval was received by the Company via written consent of a majority of the outstanding Company Common Stock and therefore these “fiduciary out” provisions are no longer applicable.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances (principally in connection with terminating the Merger Agreement to accept a Superior Proposal), the Company will be required to pay Parent a termination fee of $3.5 million.

Upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a reverse termination fee of $5 million. This reverse termination fee is payable if the Merger Agreement is terminated by the Company in the event that (1) Parent and Merger Sub fail to consummate the Merger under certain circumstances or (2) Parent or Merger Sub have willfully breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period. A private equity fund affiliated with JFL has provided the Company with a limited guaranty guaranteeing the payment of the reverse termination fee and certain other monetary obligations that may be owed by Parent pursuant to the Merger Agreement. The Merger Agreement also provides that either party may, under certain circumstances, specifically enforce the other party’s obligations under the Merger Agreement.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by May 27, 2016.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, Merger Sub or the Company or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On February 29, 2016, the Company issued a press release announcing that the Company had entered into the Merger Agreement. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Amendment to Debt Agreement

On February 28, 2016, in connection with transactions contemplated by the Merger Agreement, the Company entered into Amendment No. 4 to Credit Agreement (the “Amendment”), by and among the Company, as borrower, the lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent (the “Agent”). The Amendment amends the Credit Agreement, dated February 6, 2013, by and among the Company, as borrower, the lenders party thereto, and Agent (as amended, supplemented or modified from time to time, the “Credit Agreement”).

The Amendment adds additional mandatory prepayment events upon the occurrence of a change of control (as defined in the Credit Agreement) and/or receipt of any termination fees under the Merger Agreement and decreases the prepayment premiums that the Company is required to pay upon a voluntary or mandatory prepayment of any of the outstanding term loans. Upon consummation of the transactions contemplated by the Merger Agreement, the Company will be required to pay a prepayment premium in an amount equal to 1% of the amount of the term loans prepaid. The amendment also amends the amortization schedule applicable to future term loan payments made by the Company by removing the Company’s obligation to make an amortization payment for the fiscal quarters ending February 29, 2016 and May 31, 2016 and requiring the Company to make an amortization payment in an amount equal to 5.0% of the original aggregate term loan amount on the earlier of (1) May 27, 2016 and (2) the date of termination of the Merger Agreement.

The Amendment reduces the minimum interest coverage ratio for certain compliance periods, increases the maximum leverage ratio for certain compliance periods, and adds additional events of default upon either (1) the termination of the Merger Agreement or (2) the Company’s failure to consummate the transactions contemplated by the Merger Agreement on or prior to May 27, 2016.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, other lending transactions and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The preceding description of the Amendment is a summary only and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2016, the Board approved an amendment to the Amended and Restated Bylaws (the “Bylaws”) of the Company (the “Bylaw Amendment”), which became effective immediately. The Bylaw Amendment added a new Article XV to the Bylaws that designates the Court of Chancery in the State of Delaware (or, only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) as the sole and exclusive forum for certain legal action, unless the Company consents in writing to the selection of an alternative forum.

The foregoing description of the Bylaw Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Bylaws, which are attached as Exhibit 3.1 and are incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 29, 2016, Vintage Albany Acquisition, LLC (“Vintage”), the record and beneficial owner of 22,000,000 shares of Company Common Stock, and Steel Excel Inc. (“Steel”), the record and beneficial owner of 11,377,192 shares of Company Common Stock, approved the Merger and adopted the Merger Agreement by written consent. Together, Vintage and Steel hold over a majority of the outstanding shares of Company Common Stock. The approval by Vintage and Steel constitutes the required approval of the Merger and adoption of the Merger Agreement by the Company’s stockholders under the Delaware General Corporation Law and the Charter.

Item 9.01. Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated as of February 28, 2016, by and among API Technologies Corp, RF1 Holding Company, and RF Acquisition Sub, Inc.

3.1	Amended and Restated Bylaws of API Technologies Corp.

10.1	Amendment No. 4 to Credit Agreement, dated as of February 28, 2016, by and among API Technologies Corp., the lenders party thereto and Guggenheim Corporate Funding, LLC.

99.1	API Technologies Corp. press release, dated February 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ Robert Tavares
	Name:	Robert Tavares
	Title:	President and Chief Executive Officer

Date: February 29, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.1	Agreement and Plan of Merger, dated as of February 28, 2016, by and among API Technologies Corp, RF1 Holding Company, and RF Acquisition Sub, Inc.

3.1	Amended and Restated Bylaws of API Technologies Corp.

10.1	Amendment No. 4 to Credit Agreement, dated as of February 28, 2016, by and among API Technologies Corp., the lenders party thereto and Guggenheim Corporate Funding, LLC.

99.1	API Technologies Corp. press release, dated February 29, 2016.